UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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MENTOR GRAPHICS CORPORATION
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Ry Schwark	Joe Reinhart
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503.685.1660	503.685.1462
ry_schwark@mentor.com	joe_reinhart@mentor.com

FOR IMMEDIATE RELEASE

MENTOR GRAPHICS ISSUES OPEN LETTER TO SHAREHOLDERS

WILSONVILLE, Ore. May 5, 2011— Mentor Graphics Corp. (NASDAQ: MENT) today issued the following open letter to the shareholders of Mentor Graphics regarding the company’s Annual Meeting of Shareholders scheduled for May 12, 2011.

The Mentor Graphics Board strongly recommends that Mentor Graphics shareholders vote FOR the company’s director nominees on the WHITE proxy card by telephone or internet and discard any proxy materials received from Carl Icahn.

BECAUSE TIME IS SHORT, THE COMPANY ENCOURAGES ALL SHAREHOLDERS TO VOTE THE WHITE PROXY CARD BY TELEPHONE OR INTERNET

May 5, 2011

Dear Fellow Mentor Graphics Shareholders:

At next week’s Annual Meeting of Shareholders, you will have the opportunity to vote on your Board of Directors’ record of value creation. We urge you to support the Board and management team that has delivered excellent results and created value for Mentor Graphics’ shareholders.

The current Board and management team have combined strategic vision with disciplined financial execution, which has made your company the fastest growing of the ‘Big 3’ EDA companies.

MENTOR GRAPHICS CONTINUES TO DELIVER EXCELLENT RESULTS AND CREATE SHAREHOLDER VALUE

In fiscal year 2011, the company:

•	Delivered record revenues of $915 million, a 14% increase from the preceding fiscal year;

•	Achieved non-GAAP earnings per share of $0.70, a 49% increase from the preceding fiscal year; and

•	Reported GAAP earnings per share of $0.26, up from a loss of $0.23 per share the prior fiscal year.

THE FIRST QUARTER OF FISCAL 2012 WAS EVEN STRONGER

Mentor Graphics’ momentum from the last fiscal year accelerated in the first quarter with strong financial results. In the first quarter of fiscal year 2012, the company:

•	Expects results to exceed prior guidance with revenues of about $230 million, up over 25% from the prior fiscal first quarter;

•	Exceeded guidance in eight of the last nine quarters, and met guidance in the remaining quarter;

•	Expects non-GAAP earnings in the range of $0.18 to $0.20 per share and a GAAP loss in the range of $0.02 to $0.06 per share;

•	Expects to achieve a non-GAAP operating margin of approximately14%, and a GAAP operating margin of approximately 8%; and

•	Expects to report an approximate 7% year-over-year increase in bookings.

OUR OUTLOOK FOR THE BALANCE OF 2012 REMAINS STRONG

Our outlook for the remainder of fiscal year 2012 is strong, with forecasted revenues of approximately $1 billion, an increase of 9% compared to fiscal year 2011. We are estimating non-GAAP operating margin to be approximately 15% and GAAP operating margin 11%, up from 12% and 6% respectively in fiscal year 2011.

MENTOR GRAPHICS IS COMMITTED TO RETURNING $150 MILLION OF CAPITAL TO SHAREHOLDERS OVER THE
NEXT THREE YEARS

We expect to generate significant cash flow through Mentor Graphics’ growth and increasing margins, and intend to use this cash flow to return approximately $150 million of capital to shareholders through stock repurchases or dividends over the next three years.

MENTOR GRAPHICS’ BOARD AND MANAGEMENT HAVE DELIVERED SHARE PRICE OUTPERFORMANCE

The successful execution of Mentor Graphics’ strategy is reflected in Mentor Graphics’ stock price, which has outperformed its two closest competitors and general market indices, over one, three and five year periods ending April 21, 2011.

	Mentor	Synopsys	Cadence	NASDAQ	Mentor
				Composite	Rank

1 Year	51%	15%	35%	12%	#1
3 Years	58%	21%	(9)%	19%	#1
5 Years	27%	22%	(46)%	21%	#1

TWO LEADING PROXY ADVISORY FIRMS SUPPORT THE ELECTION OF ALL MENTOR GRAPHICS’ NOMINEES

Glass Lewis & Co. and Egan-Jones Proxy Services, two leading proxy advisory firms, recently issued reports supporting your Board and its nominees. Both firms recommend that shareholders vote for ALL of Mentor Graphics’ nominees and reject all of Icahn’s nominees. Another proxy advisory firm, Institutional Shareholder Services (ISS), provided a split recommendation for two of the three Icahn nominees, which we believe reflects ISS’s general tendency of supporting minority representation for shareholder activists, as well as a failure to analyze Icahn’s stated plan to pursue a public sale of the company.

DO NOT BE PERSUADED BY ICAHN’S PLATFORM OF A PUBLIC SALE PROCESS WITH ITS SIGNIFICANT REGULATORY AND COMMERCIAL RISK — IT COULD SERIOUSLY DAMAGE THE VALUE OF YOUR COMPANY

The linchpin of Icahn’s platform for his nominees — his “Plan A”— continues to be a risky public sale process for your company. This public sale process might provide Icahn with liquidity, but has the potential for significant value destruction and could derail the business and financial momentum that Mentor Graphics currently enjoys. It is clear that Icahn is simply continuing to ignore the regulatory obstacles and commercial risks to any transaction with Synopsys or Cadence, despite knowing that the analysis we recently performed shows that there are serious regulatory risks to any transaction with these two companies. He also continues to ignore the destruction of value through loss of customers and employees from any failed process to sell the company.

Icahn is now attempting to piggyback on the Board’s focus and progress on further expense reduction and share repurchase through his so-called “Plan B,” which calls for further expense reduction and share repurchase. The truth is that there is simply nothing new in Icahn’s “Plan B” that Mentor Graphics is not already doing and therefore no need to elect Icahn’s nominees.

Your Vote is Important and We Urge You to Vote FOR Your Board’s Nominees TODAY by Telephone, Internet or by Signing, Dating and Returning the WHITE Proxy Card.

On behalf of your Board of Directors, we appreciate your support and continued interest in Mentor Graphics. If you have any questions please contact MacKenzie Partners, Inc., which is assisting us in connection with this year’s Annual Meeting, at (212) 929–5500 or TOLL–FREE at (800) 322–2885.

Sincerely,

Walden C. Rhines
Chairman of the Board and Chief Executive Officer

About Mentor Graphics
Mentor Graphics Corporation (NASDAQ: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues over the last 12 months of about $915 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

Important Information

On March 31, 2011, the company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the company’s upcoming 2011 annual meeting of shareholders. Shareholders are advised to read the company’s definitive proxy statement and any other relevant documents filed by the company with the SEC, before making any voting or investment decision because they contain important information. The definitive proxy statement is, and any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov and http://www.mentor.com/company/investor_relations. In addition, copies of the proxy materials may be requested from the company’s proxy solicitor, MacKenzie Partners, Inc., by telephone at 1-800-322-2885 or by email at proxy@mackenziepartners.com.

Forward-Looking Statements

Statements in this material regarding the company’s outlook for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) weakness or recession in the US, EU, Japan or other economies; (ii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iii) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) possible delayed or canceled customer orders, a loss of key personnel or other consequences resulting from the business disruption and uncertainty of prolonged proxy fights, offers to purchase the company’s securities or other actions of activist shareholders; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders, which may negatively or positively impact the company’s quarterly results of operations, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Discussion of Non-GAAP Financial Measures

The company’s management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin, net income (loss), and earnings (loss) per share which we refer to as non-GAAP gross margin, operating margin, net income (loss), and earnings (loss) per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses and charges, interest expense attributable to net retirement premiums or discounts on the early retirement of debt and associated debt issuance costs, interest expense associated with the amortization of debt discount and premium on convertible debt, impairment of long-lived assets, impairment of cost method investments, and the equity in income or losses of unconsolidated entities (except Frontline P.C.B. Solutions Limited Partnership (Frontline)), which management does not consider reflective of our core operating business.

Identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships and employment agreements. Special charges primarily consist of costs incurred for employee terminations due to a reduction of personnel resources driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, abandonment of in-process research and development, excess facility costs, asset-related charges, post-acquisition rebalance costs and restructuring costs, including severance and benefits.

Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional tax expense or benefit that we would accrue using the normalized effective tax rate described below applied to the non-GAAP results.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

•

Amortization charges for our intangible assets are excluded as they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.

•

Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.

•	We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that we use in evaluating core operations in any given period.

•

Interest expense attributable to net retirement premiums or discounts on the early retirement of debt, the write-off of associated debt issuance costs and the amortization of the debt discount and premium on convertible debt are excluded. Management does not consider these charges as a part of our core operating performance. The early retirement of debt and the associated debt issuance costs are not included in our annual operating plan and related budget due to unpredictability of market conditions which could facilitate an early retirement of debt. We do not consider the amortization of the debt discount and premium on convertible debt to be a direct cost of operations.

•

Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.

•

Equity in earnings or losses of unconsolidated subsidiaries, with the exception of our investment in Frontline, represents the net income (losses) in an investment accounted for under the equity method. The amounts represent our equity in the net income (losses) of a common stock investment. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. The amounts are excluded as we do not control the results of operations for these investments, we do not participate in regular and periodic operating activities and management does not consider these businesses a part of our core operating performance.

•

In connection with the company’s acquisition of Valor on March 18, 2010, we also acquired Valor’s 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. We actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.

•

Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our US loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the fiscal year ended January 31, 2011 was 11%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin, and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin, and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

•

Amortization of intangibles represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

•

We regularly engage in acquisition and assimilation activities as part of our ongoing business and regularly evaluate our businesses to determine whether any operations should be eliminated or curtailed. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

•

We perform impairment analyses on cost method investments when triggering events occur and adjust the carrying value of assets when we determine it to be necessary. Impairment charges could therefore be incurred in any period.

•	Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.

•

Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.

•	Other companies, including other companies in our industry, calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

MENTOR GRAPHICS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS
(In thousands, except earnings per share data)

	Year Ended January 31,

	2011	2010

GAAP net income (loss)	$28,584	$(21,889)
Non-GAAP adjustments:
Equity plan-related compensation: (1)
Cost of revenues	888	1,618
Research and development	7,785	10,931
Marketing and selling	6,112	8,406
General and administration	5,726	5,204
Acquisition - related items:
Amortization of purchased assets
Cost of revenues (2)	13,771	12,012
Amortization of intangible assets (3)	7,347	11,184
Frontline purchased technology and intangible assets (4)	4,347	-
Special charges (5)	10,257	21,334
Other income (expense), net (6)	938	1,108
Interest expense (7)	3,326	2,410
Non-GAAP income tax effects (8)	(12,298)	(7,028)

Total of non-GAAP adjustments	48,199	67,179

Non-GAAP net income	$76,783	$45,290

GAAP weighted average shares (diluted)	109,861	96,474
Non-GAAP adjustment	-	1,901

Non-GAAP weighted average shares (diluted)[a]	109,861	98,375

GAAP net income (loss) per share (diluted)	$0.26	$(0.23)
Non-GAAP adjustments detailed above	0.44	0.70

Non-GAAP net income per share (diluted)[a]	$0.70	$0.47

[a]

Diluted non-GAAP net income per share for the twelve months ended January 31, 2010 includes $633 of convertible debt interest, net of tax, added back to non-GAAP net income and 1,415 of corresponding dilutive shares added to the diluted weighted average number of shares outstanding.

(1)	Equity plan-related compensation expense.
(2)	Amount represents amortization of purchased technology resulting from acquisitions. Purchased intangible assets are amortized over two to five years.
(3)

Other identified intangible assets are amortized to other operating expense over two to five years. Other identified intangible assets include trade names, employment agreements, customer relationships, and deferred compensation which are the result of acquisition transactions.

(4)

Amount represents amortization of purchased technology and other identified intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership (Frontline) investment. Mentor Graphics acquired a 50% joint venture in Frontline as a result of the Valor Computerized Systems, Ltd. acquisition in the first quarter of fiscal 2011. The purchased technology will be amortized over three years, other identified intangible assets will be amortized over three to four years, and are reflected in the income statement in the equity in earnings of Frontline results. This expense is the same type as being adjusted for in notes (3) and (4) above.

(5)

Twelve months ended January 31, 2011: Special charges consist of (i) $6,114 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $2,083 in advisory fees, (iii) $1,432 in lease restoration costs, (iv) $900 related to the abandonment of excess leased facility space, (v) $(566) related to a casualty loss, (vi) $360 related to an asset abandonment, (vii) $(231) in acquisition costs, and (viii) $165 in other costs.
Twelve months ended January 31, 2010: Special charges consist of (i) $10,713 of costs incurred for employee rebalances which includes severance benefits, notice pay, and outplacement services, (ii) $4,700 in advisory fees, (iii) $2,530 related to the abandonment of excess leased facility space, (iv) $2,067 in acquisition costs, (v) $566 related to a casualty loss, (vi) $405 related to an asset abandonment, (vii) $302 in lease restoration costs, and (viii) $51 in other costs.

(6)	Twelve months ended January 31, 2011 : Loss of $938 on investment accounted for under the equity method of accounting.

Twelve months ended January 31, 2010 : Other income (expense), net consists of: (i) loss of $995 on investment accounted for under the equity method of accounting and (ii) an impairment of $113 for an investment accounted for under the cost method.

(7)	Twelve months ended January 31, 2011 : $2,981 in amortization of original issuance debt discount and premiums and $345 in premium on partial redemption of the $110.0M convertible debt.

Twelve months ended January 31, 2010 : $2,764 in amortization of original issuance debt discount and $(354) in discounts and unamortized debt costs related to a partial redemption of the $110.0M convertible debt.

(8)	Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income.

MENTOR GRAPHICS CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP
EARNINGS PER SHARE

The following table reconciles management’s estimates of the specific items excluded from GAAP in the calculation of estimated non-GAAP net income (loss) per share for the first quarter of fiscal 2012.

Estimated Q1 FY12

Diluted GAAP net income (loss) per share	$ (0.06) - $(0.02)
Non-GAAP Adjustments:
Amortization of purchased intangible assets (1)	0.03
Amortization of other identified intangible assets (2)	0.02
Equity plan-related compensation (3)	0.05
Special charges (4)	0.03
Other expense, net and interest expense (5)	0.11
Non-GAAP income tax effects (6)	(0.00) - (0.02)

Non-GAAP net income (loss) per share	$0.18 - $0.20

(1)	Excludes amortization of purchased intangible assets resulting from acquisition transactions. Purchased intangible assets are amortized over two to five years.
(2)

Excludes amortization of other identified intangible assets including trade names, employment agreements, customer relationships, and deferred compensation resulting from acquisition transactions. Other identified intangible assets are amortized over two to five years. This line item also excludes amortization of purchased intangible assets identified as part of the fair value of the Frontline P.C.B. Solutions Limited Partnership investment. The purchased technology will be amortized over three years and other identified intangible assets will be amortized over three to four years.

(3)	Excludes equity plan-related compensation expense.
(4)

Excludes special charges consisting primarily of consulting fees associated with our proxy contest, costs incurred for employee rebalances (which includes severance benefits, notice pay and outplacement services), facility closures, and acquisition costs.

(5)

Adjustment for the first quarter of fiscal 2012, reflects the amortization of original issuance debt discount and premium for our 6.25% Convertible Subordinated Debentures due 2026, the amortization of original issuance debt discount for our 4.00% Convertible Subordinated Debentures due 2031and charges associated with the retirement of our 6.25% Convertible Subordinated Debentures and Term Loan.

(6)

Non-GAAP income tax expense adjustment reflects the application of our assumed normalized effective 17% tax rate, instead of our GAAP tax rate, to our non-GAAP pre-tax income. The preliminary GAAP income tax provision embedded in these results includes a number of assumptions subject to change in the normal course of the close process.

MENTOR GRAPHICS CORPORATION

UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

Three Months Ended April 30, 2011	Estimated Q1 FY12

GAAP operating income	$17,394
Reconciling items to non-GAAP operating income:
Amortization of Frontline purchased technology and other identified intangible assets	1,242
Equity plan-related compensation	5,097
Amortization of purchased intangible assets:
Cost of revenues	3,357
Amortization of intangible assets	1,611
Special Charges	3,759

Non-GAAP operating income	$32,460

Three Months Ended April 30, 2011	Q1 FY12

GAAP operating income as a percent of total revenues	8%
Non-GAAP adjustments detailed above	6%

Non-GAAP operating income as a percent of total revenues	14%

MENTOR GRAPHICS CORPORATION

UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(In thousands, except percentages)

Twelve Months Ended January 31,	Estimated FY12	FY11
GAAP operating income	$110,763	$52,539
Reconciling items to non-GAAP operating income:
Amortization of Frontline purchased technology and other identified intangible assets	4,968	4,347
Equity plan-related compensation	19,151	20,511
Amortization of purchased intangible assets:
Cost of revenues	9,576	13,771
Amortization of intangible assets	5,217	7,347
Special Charges	3,759	10,257
Non-GAAP operating income	$153,434	$108,772

Twelve Months Ended January 31,	FY12	FY11
GAAP operating income as a percent of total revenues	11%	6%
Non-GAAP adjustments detailed above	4%	6%
Non-GAAP operating income as a percent of total revenues	15%	12%

If you have any questions, require assistance in voting your shares, or need additional copies of Mentor Graphics’ proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
Or
TOLL-FREE (800) 322-2885